Exhibit 99.1

For Immediate Release

BSD Medical Provides to FDA Data Requested Regarding 510(k) Premarket Notification for MicroThermX®-100 Microwave Ablation System

SALT LAKE CITY, August 14, 2008—BSD Medical Corporation (AMEX:BSM) today announced that the company has provided to the Food and Drug Administration (FDA) additional data requested pertaining to its 510(k) Premarket Notification submission for the MicroThermX-100 Microwave Ablation System.  Clearance from the FDA of the 510(k) Premarket Notification submission is required before a Class II product can be sold commercially in the United States.

On April 10, 2008, BSD Medical submitted a 510(k) Premarket Notification for the MicroThermX-100 Microwave Ablation System.  A 510(k) Premarket Notification includes documentation regarding compliance to applicable standards (UL, IEC, EMC, EMI, etc.), demonstration of substantial equivalence to predicate devices, documentation of required testing—including biocompatibility, shelf life, sterilization, software, hardware, and other required performance testing and documentation.  The company’s 510(k) submission involved 1,251 pages.  Today BSD Medical announced that the company has responded to the eight additional items requested by the FDA regarding the submission that were mentioned in the company’s June 30, 2008 press release.  All of these items were technical, not clinical, in nature.  BSD’s response covers all of the items requested by the FDA regarding this submission.

BSD Medical’s product line includes systems that have been strategically designed to offer a range of thermal treatment products using microwave and RF (radiofrequency) technology. BSD is the leading developer of hyperthermia systems.  Hyperthermia is used to treat cancer using heat to increase the effectiveness of companion radiation therapy. The MicroThermX-100 Microwave Ablation System represents an expansion of BSD’s products into new applications, as the MicroThermX-100 is designed as a stand-alone therapy that is used to ablate diseased tissue using heat alone.  These two approaches to therapy are highly complementary.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.